Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Resources Announces Record Annual Results
Acquires Additional Potential Tertiary Flood Properties in Texas
News Release
Released at 7:30 AM CDT
     DALLAS – February 22, 2007 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced its fourth quarter and full year 2006 financial and operating results. The Company posted record annual earnings for the full year 2006 of $202.5 million or $1.74 per basic common share, 22% higher than 2005 net income of $166.5 million, or $1.49 per basic common share, the increase due to a 23% increase in average production levels, combined with slightly higher commodity prices on a BOE basis. Fourth quarter 2006 net income was $55.1 million, or $0.46 per basic common share, slightly less than fourth quarter 2005 net income of $57.2 million, or $0.51 per basic common share, the decrease as a result of significantly lower natural gas prices and higher expenses in the fourth quarter of 2006 (other than non-cash commodity derivative income), partially offset by 16% higher production levels. Cash flow from operations for 2006 was $461.8 million, a record annual amount, as compared to $361.0 million for 2005.
     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the fourth quarter of 2006 was $92.8 million, slightly less than fourth quarter 2005 adjusted cash flow from operations of $104.7 million. Net cash flow provided by operations, the GAAP measure, totaled $117.5 million during the fourth quarter of 2006, as compared to $129.7 million during the fourth quarter of 2005. The difference between the two fourth quarter cash flow measures is primarily due to increases or decreases in accounts payables, accrued liabilities, and trade receivables during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure discussed above).
Review of Financial Results
     Denbury’s fourth quarter 2006 production averaged 22,692 Bbls/d and 83.6 MMcf/d, or 36,619 BOE/d, a 16% increase over fourth quarter 2005 production levels. Production from the Company’s tertiary recovery operations was 10,028 Bbls/d, up slightly from the fourth quarter of 2005 levels, although the Company’s tertiary oil production was relatively flat throughout 2006 because of several delays associated with these operations during the year. As previously announced, preliminary production figures for January 2007 indicate that the Company’s net tertiary oil production for the month averaged in excess of 11,000 BOE/d, approximately 10% higher than average fourth quarter 2006 production levels.
     Production from the Barnett Shale averaged 35.4 MMcfe/d (5,893 BOE/d) during the fourth quarter of 2006, almost double the 18.3 MMcfe/d (3,048 BOE/d) average production during the fourth quarter of 2005 as a result of drilling activity. Production in Louisiana was 6% lower than prior fourth quarter levels, averaging 6,572 BOE/d, down from the second quarter of 2006 peak rate of 8,623 BOE/d.

     While commodity prices were 6% higher on an annual per BOE basis in 2006 as compared to 2005, fourth quarter of 2006 commodity prices on the same basis were 19% lower than in the comparable 2005 period, primarily due to a significant drop in natural gas prices between the two periods. As a result, even with 16% higher production in the 2006 fourth quarter, total revenues during the same period decreased $9.8 million (6%), as compared to total revenues in the fourth quarter of 2005. During both fourth quarters, NYMEX oil prices averaged around $60.00 per Bbl. However, NYMEX natural gas prices declined 44% between the two periods, averaging approximately $7.20 per Mcf in the fourth quarter of 2006 as compared to a NYMEX average of approximately $12.84 per Mcf in the fourth quarter of 2005.
     Hedge payments decreased significantly in 2006, with fourth quarter 2006 payments totaling only $0.1 million as compared to payments of $10.1 million in the fourth quarter of 2005. The Company did recognize a $30.7 million non-cash gain in the fourth quarter of 2006 consisting of a $26.9 million mark-to-market value adjustment on the Company’s 2007 natural gas swaps acquired in mid-December and a $3.8 million gain on the Company’s oil swaps, both resulting from the decline in commodity prices during the quarter. There was only a $0.2 million non-cash loss on the Company’s hedges in the fourth quarter of 2005.
     The Company incurred more expenses in almost every category during the fourth quarter of 2006 as compared to the fourth quarter of 2005. Lease operating expenses increased $14.3 million (43%) on a gross basis in the fourth quarter of 2006 as compared to levels in the fourth quarter of 2005 primarily as a result of (i) increasing emphasis on tertiary operations with their inherently higher operating costs, (ii) general cost inflation in the industry, (iii) increased personnel and related costs, (iv) higher fuel and energy costs to operate Company properties, and (v) additional lease payments for certain tertiary operating facilities. On a per BOE basis, operating costs increased to $13.99 per BOE, a 24% increase over the $11.28 per BOE level of these costs during the fourth quarter of 2005, less of a percentage increase than the increase in gross costs because of higher production levels. Production taxes and marketing expenses also increased primarily as a result of the increased production.
     General and administrative expenses increased 12% between the respective fourth quarters on a gross basis, but decreased 3% on a per BOE basis. General and administrative expenses increased as a result of the adoption of SFAS No. 123(R) relating to stock compensation effective January 1, 2006, adding approximately $1.3 million to expense in the fourth quarter of 2006 as compared to the prior fourth quarter. Expenses have also increased as a result of a 30% increase in total employees during 2006. These increases were partially offset as result of a fourth quarter reduction in the 2006 bonus accrual as bonuses were not granted at the upper end of the range as had been previously accrued, because of the Company’s overall performance during 2006. General and administrative expenses averaged $2.37 per BOE in the fourth quarter of 2006 as compared to $2.44 per BOE in the comparable quarter of 2005.
     During the fourth quarter of 2006, the Company capitalized approximately $4.6 million of interest expense primarily related to the unevaluated properties associated with the Company’s two 2006 acquisitions. This caused interest expense to decline slightly between the respective fourth quarters, even though average debt levels were 79% higher in the fourth quarter of 2006 than in the comparable period of 2005. These higher debt levels were primarily due to the use of debt to partially fund the $250 million acquisition which closed in January 2006, to fully fund the $50 million Delhi acquisition in the second quarter of 2006, and to fully fund the $37.5 million option payment to acquire Hastings Field in the fourth quarter, all acquisitions of future tertiary flood properties.

     Depletion, depreciation and amortization (“DD&A”) expenses increased $10.6 million (37%) in the fourth quarter of 2006 as compared to DD&A in the prior year fourth quarter. The DD&A rate in the fourth quarter of 2006 was $11.60 per BOE, up from the $9.80 per BOE rate in the prior year fourth quarter, although the rate was down from the third quarter of 2006 DD&A rate of $11.92. DD&A expense on a per BOE basis increased primarily due to rising costs in the industry for both 2006 expenditures and upward revisions of future development costs.
Agreement to Acquire Anadarko Seabreeze Complex
     The Company has entered into an agreement with Anadarko Petroleum to acquire their Seabreeze complex, which is composed of five significant fields and a few smaller fields, in the general area of Houston, Texas, for $42 million. The acquisition is expected to close during March and is subject to satisfactory completion of normal and customary due diligence and closing conditions. These fields are currently producing approximately 750 BOE/d and have estimated current conventional proved reserves of between 500 MBOE and 750 MBOE. Certain of these fields are potential CO2 tertiary flood candidates. The Company has preliminarily estimated that these fields have net reserve potential of up to 30 to 40 MMBOE from tertiary flood operations.
     Tertiary flooding at these fields is not expected to begin until 2010 or 2011, following completion of the proposed 280 to 300 mile CO2 pipeline from Louisiana to Hastings Field, near Houston, Texas. Based on updated, but still preliminary estimates, this CO2 pipeline is now expected to cost between $450 million and $650 million, although this cost could vary significantly depending on the ultimate size of the pipeline, its pressure rating, its specific route and other variables, all of which are unknown at this time. These cost estimates for the pipeline are higher than prior estimates, largely due to an anticipated increase in the size of the pipe in order to transport larger volumes of CO2 based on the Company’s anticipated needs.
2007 Outlook
     Denbury’s 2007 development and exploration budget (excluding acquisitions) is currently set at $650 million. Approximately 60% of the 2007 capital budget is related to tertiary operations, approximately 20% to the Barnett Shale area, with the balance split almost equally between the Company’s other operating areas. The Company is reaffirming its prior total production forecast for 2007 of approximately 40,700 BOE/d. This production target represents an 11% increase in production over the Company’s 2006 production levels. Production from the Company’s tertiary operations is expected to increase from a 2006 average of 10,070 BOE/d to a projected 2007 average of approximately 14,750 BOE/d, a 46% increase.
     Gareth Roberts, Chief Executive Officer, said: “2006 was another good year for Denbury. During the year we (i) increased our additional proven CO2 reserves by 19%, to 5.5 Tcf as of December 31, 2006; (ii) acquired four additional potential tertiary flood candidates, that being Tinsley, Citronelle, Delhi and South Cypress Creek Fields, which in the aggregate may have over 100 MMBbls of potential recoverable oil through tertiary flooding; (iii) acquired an option to purchase Hastings Field, a strategically significant potential tertiary flood candidate located near Houston, Texas, with an additional 50 to 90 MMBbls of potential recoverable oil through tertiary flooding; (iv) replaced over 260% of our 2006 production; (v) increased our proved oil and natural gas reserves by 14% even though at year-end 2006 we were unable to book significant additional tertiary oil reserves due to delays during the year; and (vi) achieved record annual net income and cash flow from operations. In spite of these successes, our year was not perfect, as delays and rising costs negatively affected our overall performance, most visibly in our tertiary program. We believe that we have made the appropriate adjustments, adjusted our forecasts, and we look forward to an excellent year in 2007. Our year is off to a good start with rising tertiary production levels in January 2007, and our having just entered into an agreement for our first significant acquisition for the year, the Seabreeze Complex acquisition, which gives us additional tertiary flood candidates in the Houston area to supplement our Hastings Field option. Our tertiary flood inventory and future growth potential continues to increase.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, February 22, 2007, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one month after the call by dialing (888) 203-1112 or (719) 457-0820, passcode 8634248.
Annual Meeting
     The Company today announced its 2007 Annual Meeting of Shareholders will be held on Tuesday, May 15th at 3:00 P.M., local time, at the Marriott at Legacy Town Center located at 7120 Dallas Parkway, Plano, Texas. The record date for determination of shareholders entitled to vote at the annual meeting will be the close of business on March 30, 2007.
Financial and Statistical Data Tables
     Following are unaudited financial highlights for the comparative fourth quarters and annual periods ended December 31, 2006 and December 31, 2005. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

FOURTH QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)
(Unaudited)

	Three Months Ended December 31,			Percentage
	2006	2005		Change
Revenues:
Oil sales	113,445	103,077	+	10%
Gas sales	50,367	70,642	–	29%
CO2 sales and transportation fees	2,327	2,278	+	2%
Interest and other income	1,260	1,230	+	2%

Total revenues	167,399	177,227	–	6%

Expenses:
Lease operating expenses	47,123	32,848	+	43%
Production taxes and marketing expense	9,079	7,856	+	16%
CO2 operating expenses	918	829	+	11%
General and administrative	7,974	7,101	+	12%
Interest, net	4,561	4,660	–	2%
Depletion and depreciation	39,082	28,529	+	37%
Commodity derivative expense (income)	(30,612)	10,348	+	> 100%

Total expenses	78,125	92,171	–	15%

Income before income taxes	89,274	85,056	+	5%

Income tax provision
Current income taxes	7,009	9,857	–	29%
Deferred income taxes	27,142	18,013	+	51%

NET INCOME	55,123	57,186	–	4%

Net income per common share:
Basic	0.46	0.51	–	10%
Diluted	0.45	0.48	–	6%

Weighted average common shares:
Basic	118,587	112,564	+	5%
Diluted	123,697	119,391	+	4%

Production (daily — net of royalties):
Oil (barrels)	22,692	20,808	+	9%
Gas (mcf)	83,558	65,045	+	28%
BOE (6:1)	36,619	31,649	+	16%

Unit sales price (including hedges):
Oil (per barrel)	54.29	53.84	+	1%
Gas (per mcf)	6.55	10.11	–	35%

Unit sales price (excluding hedges):
Oil (per barrel)	54.34	53.84	+	1%
Gas (per mcf)	6.55	11.81	–	45%

	Three Months Ended December 31,			Percentage
	2006	2005		Change
Non-GAAP Financial Measure (1)
Adjusted cash flow from operations (non-GAAP measure)	92,789	104,675	–	11%
Net change in assets and liabilities relating to operations	24,727	24,984	–	1%

Cash flow from operations (GAAP measure)	117,516	129,659	–	9%

Oil & gas capital investments	133,689	97,092	+	38%
CO2 capital investments	20,969	28,857	–	27%
Proceeds from sales of properties	34,831	15,582	+	> 100%

BOE data (6:1)
Revenues	48.62	59.66	–	19%
Loss on settlements of derivative contracts	(0.03)	(3.48)	–	99%
Lease operating expenses	(13.99)	(11.28)	+	24%
Production taxes and marketing expense	(2.69)	(2.70)		–%

Production netback	31.91	42.20	–	24%
Non-tertiary CO2 operating margin	0.42	0.50	–	16%
General and administrative	(2.37)	(2.44)	–	3%
Net cash interest expense	(0.90)	(1.12)	–	20%
Current income taxes and other	(1.52)	(3.19)	–	52%
Changes in asset and liabilities relating to operations	7.34	8.58	–	14%

Cash flow from operations	34.88	44.53	–	22%

(1)	See “Non-GAAP Measures” at the end of this report.

TWELVE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)
(Unaudited)

	Twelve Months Ended
	December 31,			Percentage
	2006	2005		Change
Revenues:
Oil sales	501,176	367,414	+	36%
Gas sales	215,381	181,641	+	19%
CO2 sales and transportation fees	9,376	8,119	+	15%
Interest and other income	6,379	3,532	+	81%

Total revenues	732,312	560,706	+	31%

Expenses:
Lease operating expenses	167,271	108,550	+	54%
Production taxes and marketing expense	36,351	27,582	+	32%
CO2 operating expenses	3,190	2,251	+	42%
General and administrative	43,014	28,540	+	51%
Interest, net	23,575	17,978	+	31%
Depletion and depreciation	149,165	98,802	+	51%
Commodity derivative expense (income)	(19,828)	28,962	–	> 100%

Total expenses	402,738	312,665	+	29%

Income before income taxes	329,574	248,041	+	33%

Income tax provision
Current income taxes	19,865	27,177	–	27%
Deferred income taxes	107,252	54,393	+	97%

NET INCOME	202,457	166,471	+	22%

Net income per common share:
Basic	1.74	1.49	+	17%
Diluted	1.64	1.39	+	18%

Weighted average common shares:
Basic	116,550	111,743	+	4%
Diluted	123,774	119,634	+	3%

Production (daily — net of royalties):
Oil (barrels)	22,936	20,013	+	15%
Gas (mcf)	83,075	58,696	+	42%
BOE (6:1)	36,782	29,795	+	23%

Unit sales price (including hedges):
Oil (per barrel)	59.23	50.30	+	18%
Gas (per mcf)	7.10	7.70	–	8%

Unit sales price (excluding hedges):
Oil (per barrel)	59.87	50.30	+	19%
Gas (per mcf)	7.10	8.48	–	16%

	Twelve Months Ended
	December 31,			Percentage
	2006	2005		Change
Non-GAAP Financial Measure: (1)
Adjusted cash flow from operations (non-GAAP measure)	448,414	343,383	+	31%
Net change in assets and liabilities relating to operations	13,396	17,577	–	24%

Cash flow from operations (GAAP measure)	461,810	360,960	+	28%

Oil & gas capital investments	826,327	379,236	+	> 100%
CO2 capital investments	63,586	78,726	–	19%
Proceeds from sales of properties	42,762	17,447	+	> 100%

Cash and cash equivalents	53,873	165,089	–	67%
Total assets	2,139,837	1,505,069	+	42%
Total long-term debt (excluding discount & capital leases)	509,000	375,000	+	36%
Total stockholders’ equity	1,106,059	733,662	+	51%

BOE data (6:1)
Revenues	53.37	50.49	+	6%
Loss on settlements of derivative contracts	(0.39)	(1.54)	–	75%
Lease operating expenses	(12.46)	(9.98)	+	25%
Production taxes and marketing expense	(2.71)	(2.54)	+	7%

Production netback	37.81	36.43	+	4%
Non-tertiary CO2 operating margin	0.46	0.54	–	15%
General and administrative	(3.20)	(2.62)	+	22%
Net cash interest expense	(1.26)	(1.28)	–	2%
Current income taxes and other	(0.41)	(1.50)	–	73%
Changes in asset and liabilities relating to operations	1.00	1.62	–	38%

Cash flow from operations	34.40	33.19	+	4%

(1)	See “Non-GAAP Measures” at the end of this report.

Non-GAAP Measures
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Results” in our latest Form 10-Q or Form 10-K.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved reserves, the Company’s potential reserves from its tertiary operations, forecasted production levels relating to the Company’s tertiary operations and overall production levels, estimated capital expenditures for 2007, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
     Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible or potential reserves, and discuss those reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Senior VP and Chief Financial Officer, 972-673-2000
www.denbury.com